UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 15, 2025

American Superconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

114 East Main Street Ayer, Massachusetts	01432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AMSC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 21, 2025, American Superconductor Corporation (the “Company”) announced its financial results for the fourth quarter and full fiscal year ended March 31, 2025. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 15, 2025, the Board of Directors (the “Board”) of the Company elected Terence R. Donnelly to the Board, effective May 27, 2025. Mr. Donnelly was also appointed to the Audit Committee, effective upon his election to the Board.

Mr. Donnelly will be compensated for his service on the Board and the Audit Committee in accordance with the Company’s existing compensation arrangements for non-employee directors. Mr. Donnelly will receive an automatic grant of a number of options to purchase shares of common stock under the Company’s Amended and Restated 2007 Director Stock Plan, as amended (the “2007 Director Plan”) on the date he commences service on the Board equal to (a) $40,000 divided by (b) the Black-Scholes value of an option to purchase one share of common stock. Under the 2007 Director Plan, these options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and become exercisable in equal installments over a two-year period, subject to accelerated vesting upon a change in control.

In accordance with the Company’s existing compensation arrangements for non-employee directors, Mr. Donnelly also will receive a cash retainer of $35,000 per year for his service on the Board, to be paid in the form of a quarterly retainer of $8,750. Mr. Donnelly will be paid a cash retainer of $12,000 per year for his service on the Audit Committee. Pursuant to the 2007 Director Plan, Mr. Donnelly also will receive an annual equity award consisting of fully-vested shares of common stock with an aggregate value equal to $100,000, subject to proration for any partial fiscal year of service. The Company has agreed to pay Mr. Donnelly’s reasonable travel and accommodation expenses to attend meetings and other corporate functions related to his service on the Board, along with any taxes related to such payments.

(e) Fiscal 2025 Executive Incentive Plan. On May 15, 2025, the Compensation Committee of the Board (the “Committee”) of the Company and the Board approved an executive incentive plan for the Company’s fiscal year ending March 31, 2026 (“fiscal 2025”). Participants in the plan include the Company’s chief executive officer and all other current executive officers. Pursuant to the plan, each participant is designated a target cash incentive amount, expressed as a percentage of the participant’s annual base salary. The Committee is responsible for determining the payout under the plan to each participant except the chief executive officer. The Board determines the payout under the plan for the chief executive officer, taking into account the recommendation of the Committee.

The amount of the incentive award actually paid to each participant may be less than or greater than the participant’s target cash incentive, with the amount capped at 200% of the target incentive. For each participant, individual incentive awards will be determined following the end of fiscal 2025 based on the following factors and their corresponding weightings:

•	the Company’s non-GAAP net income for fiscal 2025 as compared to the established target – 50%

•	the Company’s revenues for fiscal 2025 as compared to the established target – 25%

•	the Company’s operating expenses for fiscal 2025 as compared to the established target – 25%

The following table sets forth the target cash incentive for fiscal 2025 for each current executive officer:

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive
Daniel P. McGahn	Chairman, President and Chief Executive Officer	100%	$725,000
John W. Kosiba, Jr.	Senior Vice President, Chief Financial Officer and Treasurer	70%	$315,000

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Fiscal 2025 Executive Incentive Plan.
99.1	Press release issued by American Superconductor Corporation on May 21, 2025 (furnished, not “filed,” for purposes of Section 18 of the Exchange Act).
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date:	May 21, 2025	By:	/S/ JOHN W. KOSIBA, JR.
John W. Kosiba, Jr.
Senior Vice President and Chief Financial Officer